EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP REPORTS FOURTH QUARTER AND 2005 ANNUAL RESULTS

HOPKINSVILLE, Ky. (January 31, 2006) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the three-month and the twelve-month periods ended December 31, 2005. Net income for the fourth quarter ended December 31, 2005, was $1,051,000, or $0.29 per share (basic) and $0.28 per share (diluted), compared with net income of $938,000, or $0.26 per share (basic and diluted), for the fourth quarter in 2004. Net income for the twelve months ended December 31, 2005, was $4,130,000, or $1.13 per share (basic) and $1.12 per share (diluted), compared with net income of $3,991,000, or $1.10 per share (basic) and $1.09 (diluted), for the twelve months ended December 31, 2004.

Commenting on the fourth quarter results, John E. Peck, president and chief executive officer, said, “The loan portfolio grew by $23 million in the fourth quarter, exceeding our net loan growth in the three previous quarters combined. The majority of the portfolio’s growth was in commercial real estate and construction loans. The Company is hopeful that loan growth will remain robust as we expand into Clarksville, Tennessee, approximately 20 miles south of the Company’s headquarters. As compared to the Company’s current markets, the Clarksville market is significantly larger than each of the Company’s current markets, with favorable growth, income, and demographic characteristics. In 2006, the Company anticipates building two retail offices in Clarksville.”

Largely due to the growth in the Company’s loan portfolio and non-interest income, fourth quarter net income has improved significantly over the same period last year. At December 31, 2005, total assets increased to $639.6 million compared with $579.7 million at December 31, 2004; deposits increased to $482.7 million compared with $436.2 million at December 31, 2004; while net loans increased to $397.3 million compared with $356.8 million at December 31, 2004.”

HopFed Bancorp, Inc. is the holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has nine offices in western Kentucky as well as Fall & Fall Insurance of Fulton, Kentucky and Heritage Solutions of Murray, Kentucky. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

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2700 Fort Campbell Boulevard, Hopkinsville, KY 42240

HFBC Announces Fourth Quarter Results

January 31, 2006

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Earnings Summary
Interest income on loans	$6,183	$4,931	$22,006	$19,307
Interest income on taxable investments	1,911	1,542	6,868	6,048
Interest income on non taxable investments	156	225	673	983
Interest income on time deposits	39	28	119	43

Total interest income	8,289	6,726	29,666	26,381

Interest expense on deposits	3,484	2,546	11,909	9,753
Interest on subordinated debentures	173	149	680	489
Interest expense on borrowed funds	818	661	2,885	2,295

Total interest expense	4,475	3,356	15,474	12,537

Net interest income	3,814	3,370	14,192	13,844
Provision for loan losses	350	300	1,250	1,200

Net interest income after provision for loan losses	3,464	3,070	12,942	12,644

Non-interest income:
Gain on sale of investments	—	7	379	306
Gain on sale of loans	28	28	138	99
Service charges	868	323	2,462	1,302
Income from bank owned life insurance	64	64	260	268
Income from financial service subsidiaries	79	116	498	429
Other	249	157	795	634

Total non-interest income	1,288	695	4,532	3,038

Non-interest expense:
Salaries and benefits	1,535	1,299	5,906	5,166
Occupancy expense	318	228	1,038	759
Data processing	294	230	1,115	876
State deposit taxes	83	79	437	417
Intangible amortization	94	95	378	378
Advertising expense	130	192	620	600
Professional services	334	109	855	542
Other operating expenses	493	408	1,251	1,270

Total non-interest expense	3,281	2,640	11,600	10,008

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HFBC Announces Fourth Quarter Results

January 31, 2006

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net income before income taxes	1,471	1,125	5,874	5,674
Income tax expense	420	187	1,744	1,683

Net income	$1,051	$938	$4,130	$3,991

Earnings per share - basic	$0.29	$0.26	$1.13	$1.10

Earnings per share - diluted	$0.28	$0.26	$1.12	$1.09

Dividend per share	$0.12	$0.12	$0.48	$0.48

Weighted average shares outstanding – basic	3,648,670	3,639,283	3,644,178	3,634,904

Weighted average shares outstanding – diluted	3,673,565	3,667,646	3,669,776	3,663,751

	As of
	December 31, 2005	December 31, 2004
Total assets	$639,589	$579,735
Loans receivable, gross	401,314	360,098
Securities available for sale	172,890	155,166
Required investment in FHLB stock	3,211	3,015
Securities held to maturity	18,183	22,768
Allowance for loan losses	4,004	3,273
Total deposits	482,728	436,195
Total borrowings	103,482	91,629
Stockholders’ equity	49,842	49,373
Book value	$13.66	$13.57
Allowance for loan loss / Gross loans	1.00%	0.91%
Non-performing assets / Total assets	0.19%	0.13%
Non-accrual or 90 days past due / Total loans	0.25%	0.18%

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